Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
W. R. Berkley Corporation:
We consent to the use of our reports dated February 29, 2008, with respect to the consolidated financial statements of W. R. Berkley Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
New York, New York
November 26th, 2008